Exhibit 5.1

	May 9, 2007	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 017330-0121

Bucyrus International, Inc. 1100 Milwaukee Avenue South Milwaukee, WI 53172

Ladies and Gentlemen:

We have acted as special securities counsel for Bucyrus International, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a prospectus supplement, dated May 9, 2007 (the “Prospectus Supplement), supplementing the Registration Statement on Form S-3 (Registration No. 333-135555) (the “Registration Statement”), including the prospectus constituting a part thereof, dated June 30, 2006 (together with the Prospectus Supplement, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of (i) 4,614,000 shares of the Company’s Class A common stock, par value $.01 per share (the “Common Stock”) in a public offering and (ii) up to 692,100 additional shares of Common Stock pursuant to the over-allotment option granted by the Company to the underwriters for such public offering (the shares of Common Stock described in clauses (i) and (ii) are collectively referred to as the “Offering Shares”) in the manner set forth in the Prospectus.

In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date; (iii) resolutions of the Company’s Board of Directors relating to the authorization of the issuance of the Offering Shares; (iv) the consent action of the Pricing Committee of the Board of Directors of the Company, relating to, among other matters, the pricing and number of the Offering Shares and (v) such other proceedings, documents certificates of government officials and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The Offering Shares covered by the Prospectus Supplement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP
Foley & Lardner LLP

BOSTON	LOS ANGELES	SACRAMENTO	TALLAHASSEE
BRUSSELS	MADISON	SAN DIEGO	TAMPA
CHICAGO	MILWAUKEE	SAN DIEGO/DEL MAR	TOKYO
DETROIT	NEW YORK	SAN FRANCISCO	WASHINGTON, D.C.
JACKSONVILLE	ORLANDO	SILICON VALLEY